(d)(4)(ii)

June 30, 2010

ING Investment Management Advisors B.V.

Frank J.J. van Geel

Head of Legal, Funds & Asset Management

ING Investment Management Europe

Location Code ZT.H.11.84

Prinses Beatrixlaan 15

2509 LL The Haag

The Netherlands

RE: ING Index Plus International Equity Fund

Dear Mr. van Geel:

On Thursday, May 27, 2010, the Board of Trustees (the “Board”) of ING Mutual Funds approved the sub-adviser change for ING Index Plus International Equity Fund (the “Fund”).  On Thursday, May 27, 2010, the Board also voted to replace ING Investment Management Advisors B.V. (“IIMA”) as Sub-Adviser to the Fund and to terminate the Amended and Restated Sub-Advisory Agreement (the “Agreement”) with IIMA with respect to the Fund, effective on June 30, 2010.

Pursuant to Section 16 of the Agreement, the Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board, upon 60 days’ written notice to IIMA.  By signing below, you hereby agree to waive IIMA’s right to the 60 days’ prior notice of termination that is contemplated under Section 16 of the Agreement.

In view of the above, the Agreement will terminate, with respect to the Fund, in accordance with Section 16 of the Agreement, effective on June 30, 2010.  We will be contacting you to facilitate a smooth transition.  Further, the Board of Trustees has mandated that the incoming and outgoing sub-advisers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders.  I know we can count on your cooperation in this regard.

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7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Mutual Funds
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com

Finally, I want to thank you for your support throughout this process and dedication to the Fund.

Very truly yours,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Mutual Funds

ACCEPTED AND AGREED TO:

ING Investment Management Advisors B.V.

By:	/s/ M.F.M. van Elk	/s/D. Eckert
Name:	M.F.M. van Elk	D. Eckert
Title:	, Duly Authorized